Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

SECOND QUARTER 2009 FINANCIAL RESULTS

Glendale, California – July 28, 2009 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its second quarter ended June 30, 2009. In the quarter, the Company reported total revenue of $132.0 million and net income of $25.6 million, or $0.30 per share on a fully diluted basis. This compares to revenue of $141.5 million and net income of $27.5 million, or $0.30 per share on a fully diluted basis, for the same period in 2008.

“Our solid second quarter results were driven primarily by the continued performance of our 2008 films, Kung Fu Panda and Madagascar: Escape 2 Africa,” said Jeffrey Katzenberg, CEO of DreamWorks Animation. “Our third consecutive hit, Monsters vs. Aliens, has also reached blockbuster status in the U.S. at nearly $200 million. Additionally, we continue to make great progress on a number of our growth initiatives at DreamWorks Animation.”

Kung Fu Panda, the Company’s 2008 summer release, contributed approximately $32.7 million of revenue to the quarter, primarily driven by domestic pay television. Through the end of the second quarter, it reached an estimated 15.2 million home entertainment units sold worldwide, net of actual and estimated future returns.

The Company’s fall 2008 release, Madagascar: Escape 2 Africa, contributed $26.1 million of revenue to the quarter, primarily driven by international home entertainment. Through the end of the second quarter, it reached an estimated 10.2 million home entertainment units sold worldwide, net of actual and estimated future returns.

During the second quarter the Company amended its video game agreement with Activision, which resulted in a financial impact to the quarter of $24.0 million of revenue and approximately $0.10 of net income per share on a fully diluted basis. Among other things, the amendment led to the recognition of certain guaranteed payments for several of the Company’s previously released video game titles, including Monsters vs. Aliens.

Monsters vs. Aliens, which was released on March 27, 2009, contributed $10.3 million of revenue to the quarter, primarily as a result of the aforementioned amendment to the Company’s video game agreement. Monsters vs. Aliens has grossed approximately $198 million at the domestic box office, bringing its worldwide box office total to over $377 million to date.

The Company’s 2007 releases, Bee Movie and Shrek the Third, delivered $9.7 million and $2.4 million of revenue to the quarter, respectively, primarily from consumer products and home entertainment. Through the end of the second quarter, the titles reached an estimated 9.5 and 22.4 million home entertainment units sold worldwide, respectively, net of actual and estimated future returns.

Library and other titles contributed $50.8 million of revenue to the quarter, including $10.1 million of revenue from Shrek The Musical as well as continued catalogue home entertainment performance and international free television for feature films.

Costs of revenue for the quarter equaled $74.0 million. Selling, general and administrative expenses totaled $24.8 million (including approximately $8.4 million of stock compensation expense) as compared to $27.0 million (including approximately $8.3 million of stock compensation expense) for the comparable period of 2008.

Looking ahead, the Company’s third quarter results are expected to be driven primarily by the home entertainment performance of Monsters vs. Aliens, which will be released on DVD and Blu-ray domestically on September 29, 2009, as well as Madagascar: Escape 2 Africa’s domestic pay television.

The Company also provided an update to its share repurchase program. Year to date, the Company has purchased approximately $46.0 million, or 2.3 million shares, at an average per-share price of approximately $20.15. The Company has $150.0 million remaining under its current program.

Items related to the earnings press release for the second quarter of 2009 will be discussed in more detail on the Company’s second quarter 2009 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, July 28, 2009, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 234-9959 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, July 28, 2009. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 105561 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The Company anticipates releasing its feature films into both conventional and IMAX® theatres worldwide. The Company has theatrically released a total of eighteen animated feature films, including Shrek, Shrek 2, Shark Tale, Madagascar, Over the Hedge, Shrek the Third, Bee Movie, Kung Fu Panda, Madagascar: Escape 2 Africa and Monsters vs. Aliens. All of the Company’s feature films are now being produced in stereoscopic 3D technology.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications

(818) 695-3658

shannon.olivas@dreamworks.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$348,796	$262,644
Trade accounts receivable, net of allowance for doubtful accounts	2,123	4,550
Income taxes receivable	14,469	6,468
Receivable from Paramount, net of reserve for returns and allowance for doubtful accounts	113,988	186,522

Film costs, net	640,752	638,243
Prepaid expenses and other assets	47,358	31,453
Property, plant and equipment, net of accumulated depreciation and amortization	132,917	114,913
Deferred taxes, net	14,719	27,049
Goodwill	34,216	34,216

Total assets	$1,349,338	$1,306,058

Liabilities and Equity
Liabilities:
Accounts payable	$2,249	$7,499
Accrued liabilities	92,244	115,158
Payable to former stockholder	52,726	54,192
Deferred revenue and other advances	56,942	38,857
Borrowings and other debt	70,059	70,059

Total liabilities	274,220	285,765
Commitments and contingencies
Equity:
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 95,420,728 and 95,381,143 shares issued, as of June 30, 2009 and December 31, 2008, respectively	954	954
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 11,419,461 shares issued and outstanding, as of June 30, 2009 and December 31, 2008	114	114
Additional paid-in capital	895,735	876,651
Retained earnings	733,127	645,261
Less: Class A Treasury common stock, at cost, 20,127,485 and 17,432,728 shares, as of June 30, 2009 and December 31, 2008, respectively	(557,753)	(505,628)

Total stockholders’ equity	1,072,177	1,017,352
Minority interest	2,941	2,941

Total equity	1,075,118	1,020,293

Total liabilities and equity	$1,349,338	$1,306,058

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Revenues	$131,990	$141,530	$395,514	$298,702
Costs of revenues	74,022	76,092	230,428	172,583

Gross profit	57,968	65,438	165,086	126,119
Product development	93	437	2,461	437
Selling, general and administrative expenses	24,831	27,012	45,522	53,734

Operating income	33,044	37,989	117,103	71,948
Interest income, net	979	2,474	1,518	5,457
Other income, net	1,613	1,080	3,065	1,857
Increase in income tax benefit payable to former stockholder	(11,020)	(8,010)	(27,030)	(17,440)

Income before income taxes	24,616	33,533	94,656	61,822
Provision (benefit) for income taxes	(940)	6,040	6,790	8,230

Net income	$25,556	$27,493	$87,866	$53,592

Basic net income per share	$0.30	$0.30	$1.01	$0.59

Diluted net income per share	$0.30	$0.30	$1.01	$0.58

Shares used in computing net income per share
Basic	85,890	90,370	86,673	91,366
Diluted	86,382	90,788	87,390	91,615

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2009	2008
	(in thousands)
Operating activities
Net income	$87,866	$53,592
Adjustments to reconcile net income to net cash provided by operating activities:

Amortization and write off of film costs	192,183	158,931
Stock compensation expense	14,695	18,277
Depreciation and amortization	1,831	1,139
Revenue earned against deferred revenue and other advances	(51,667)	(42,084)
Deferred taxes, net	12,330	(1,375)
Change in operating assets and liabilities:
Trade accounts receivable	2,427	(10,702)
Receivable from Paramount	72,534	188,381
Film costs	(183,574)	(192,811)
Prepaid expenses and other assets	(16,242)	14,304
Accounts payable and accrued liabilities	(27,749)	(15,428)
Payable to former stockholder	(1,466)	(20,205)
Income taxes payable/receivable, net	(8,001)	(11,538)
Deferred revenue and other advances	74,515	75,553

Net cash provided by operating activities	169,682	216,034

Investing activities
Purchases of property, plant and equipment	(31,495)	(18,765)

Net cash used in investing activities	(31,495)	(18,765)

Financing Activities
Purchase of treasury stock	(52,125)	(88,661)
Receipts from exercise of stock options and excess tax benefits from employee equity awards	90	520

Net cash used in financing activities	(52,035)	(88,141)

Increase in cash and cash equivalents	86,152	109,128
Cash and cash equivalents at beginning of period	262,644	292,489

Cash and cash equivalents at end of period	$348,796	$401,617

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net	$2,373	$21,076

Cash paid during the period for interest, net of amounts capitalized	$355	$567